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                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com



                                                                    EXHIBIT 23.4

CONSENT OF ALSTON & BIRD LLP

We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the VerticalOne Transaction - Tax Opinion as to Certain Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement.

                                    ALSTON & BIRD LLP

                                    /s/  ALSTON & BIRD LLP

Atlanta, Georgia
October 7, 1999.